Exhibit 99.1

June 3, 2004                                          FOR IMMEDIATE RELEASE
                                                      Contact: Philip Paras, CFO
                                                               (315-926-8100)


PRESS RELEASE

Seneca Foods Corporation reported net sales for the fiscal year ended March 31, 2004, totaling $887,756,000 versus $644,379,000 for the comparable period last year. The current year's net earnings were $12,941,000 or $1.17 per diluted share, compared with $9,050,000 or $.88 per diluted share, last year. Prior year year-to-date pre-tax results include other expense of $4,719,000 related to a non-cash impairment charge attributable to certain fixed assets removed from service. The current year-to-date results include ten months of operations from the acquired Chiquita Processed Foods L.L.C. facilities.

For the quarter ended March 31, 2004, net sales totaled $162,963,000 versus $101,888,000 for the comparable period last year. The current quarter's net earnings were $3,472,000 or $.31 per diluted share as compared with $1,881,000, or $.18 per diluted share last year.

Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby's(R), Aunt Nellie's Farm Kitchen(R), Stokely's(R), READ(R), and Seneca(R) labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant(R) label. Seneca's common stock is traded on the Nasdaq National Stock Market under the symbols "SENEA" and "SENEB".

                                                           Seneca Foods Corporation
                                                    Consolidated Statements of Net Earnings

                                               For the Periods Ended March 31, 2004 and 2003
                                                 (In thousands of dollars, except share data)

                                                                                     Quarter                      Year-to-Date
                                                                              ---------------------          ---------------------
                                                                              2004             2003          2004             2003
                                                                              ----             ----          ----             ----

Net sales                                                                  $ 162,963        $ 101,888      $ 887,756      $ 644,379
                                                                           =========        =========      =========      =========

Other expense (note 3)                                                     $     207        $  (4,098)     $      207     $  (4,719)
                                                                           =========        =========      ==========     =========

Earnings before income taxes                                               $   5,025        $   2,931      $   20,548     $  14,559

Income taxes                                                                   1,553            1,050           7,607         5,509
                                                                           ---------        ---------      ----------     ---------

Net earnings                                                               $   3,472        $   1,881      $   12,941     $   9,050
                                                                           =========        =========      ==========     =========

Basic earnings per share                                                   $    0.31        $    0.18      $    1.18      $    0.89
                                                                           =========        =========      ==========     =========

Diluted earnings per share                                                 $    0.31        $    0.18      $    1.17      $    0.88
                                                                           =========        =========      ==========     =========

Weighted average shares outstanding basic                                 11,125,723       10,158,045      10,964,433    10,158,045
                                                                          ==========       ==========      ==========    ==========

Weighted average shares outstanding diluted                               11,193,113       10,225,438      11,031,823    10,225,435
                                                                          ==========       ==========      ==========    ==========

Note 1: The basic earnings per share includes the effect of participating preferred convertible shares.
        The diluted earnings per share includes the effect of other convertible shares.
Note 2: Results include the Chiquita Processed Foods, L.L.C. operations from the date of acquisition, May 27, 2003 (ten months).
Note 3: Other income in the quarter and year-to-date is a gain on the sale of certain fixed assets.
        Other expense in the prior period is an impairment loss.

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